ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 163

Registration No. 333-210372

March 23, 2016

Antero Resources Announces Secondary Offering of Antero Midstream Partners LP Common Units

DENVER, Colorado, March 23, 2016—Antero Resources Corporation (NYSE: AR) (“Antero Resources,” the “Company” or the “Selling Unitholder”) announced today the commencement of an underwritten public offering of 8,000,000 common units (the “Offering”) representing limited partner interests in Antero Midstream Partners LP (NYSE: AM) held by Antero Resources. In addition, the Selling Unitholder anticipates granting the underwriter a 30-day option to purchase up to an additional 1,200,000 common units. The underwriter intends to offer the units from time to time for sale in one or more transactions on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Antero Resources intends to use the proceeds from the Offering to repay borrowings under its credit facility and to fund a portion of its 2016 development program.

Antero Resources currently owns 75,940,957 subordinated units and 40,929,378 common units, including 10,988,421 common units received as partial consideration in the water business drop down transaction in September 2015.

Citigroup is acting as the sole book-running manager for the Offering.  The Offering will only be made by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, copies of which, when available, may be obtained from:

Citigroup Global Markets Inc.

c/o Broadridge Financial Solutions

1155 Long Island Avenue

Edgewood, NY, 11717

1-800-831-9146

email: prospectus@citi.com

Antero Midstream Partners LP may file a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Antero Midstream Partners LP has filed with the Securities and Exchange Commission (the “SEC”) for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Antero will arrange to send you the prospectus after filing if you request it by calling (303) 357-7310. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described above, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

Cautionary Statements

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this press release is intended to constitute guidance with respect to Antero Midstream.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility and continued low commodity prices, Antero’s ability to meet development and drilling plans, the Company’s ability to implement its hedge strategy and results, risk regarding the timing and amount of future production of natural gas, NGLs and oil, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, marketing and transportation risks, the ability to satisfy applicable minimum volume requirements, regulatory changes, the uncertainty inherent in estimating natural gas, NGL and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — SVP — Finance at (303) 357-6782 or mkennedy@anteroresources.com.